Exhibit 99.1

Americas United Bank to Buy Two Branches

from Banc of California

Americas United, a Minority-owned Banking Institution,

to Expand Presence and Outreach in Southeast Los Angeles

IRVINE, Calif. and GLENDALE, Calif., (July 6, 2015) – Banc of California, N.A., a wholly owned subsidiary of Banc of California, Inc. (NYSE: BANC), and Americas United Bank (OTCQB: AUNB) today announced a definitive agreement for Americas United Bank, a minority-owned financial institution, to purchase two branch locations from Banc of California, N.A. The branches are located in Commerce and Santa Fe Springs, California.

Highlights of the transaction include:

•	The acquisition of two branch locations by Americas United Bank including approximately $50 million of deposits and $35 million of loan balances

•	Manuel J. Remón, Chairman of Americas United Bank and former Banco Popular executive, brings an extensive history and experience in leading banking activities within these branches and markets

•	Banc of California and Americas United Bank, a minority-owned community bank, are committed to improving access to banking services to the under-banked throughout Los Angeles

The transaction is subject to regulatory approvals and is expected to close in the third quarter of 2015. The transaction is expected to result in the transfer of approximately $50 million of deposits and $35 million of loans to Americas United Bank. Certain other assets related to the branches are being acquired as part of the transaction and the leases related to both locations will be assumed by Americas United Bank.

The transaction will provide Americas United Bank with an expanded branch presence in southeast Los Angeles County, while increasing its branch network to five locations.

“This transaction will significantly increase our retail and commercial presence in the southern Los Angeles area where we already have a branch presence and a number of strong loan and deposit relationships,” stated Mr. Manuel J. Remón, Chairman of the Board, of Americas United Bank, and previously a senior officer of Banco Popular. “Banco Popular, and now Banc of California, served the same targeted customer base as Americas United Bank and share our same focus on serving our customer’s lending and deposit needs. We believe Americas United Bank is well positioned to serve and grow this customer base.”

Commenting on the acquisition, Adriana M. Boeka, Americas United President and Chief Executive Officer noted, “We are committed to adding value for both our shareholders and our customers through geographic expansion as well as organic growth. With the addition of two new branches in Santa Fe Springs and Commerce, Americas United Bank expands its personal and business banking services to an ever-widening community of primarily Hispanic customers that will be well served given our Bank’s roots as a minority-owned institution. We are excited about expanding banking opportunities to the underserved in these two communities, through outreach, training and additional future commitments as we grow.”

“The sale of the Commerce and Santa Fe Springs locations to Americas United Bank will ensure the needs of depositors and borrowers in these markets will be well served by a strong and growing financial institution with deep roots in the community.” said Gaylin Anderson, EVP and Chief Retail

18500 Von Karman Ave.  ●  Suite 1100  ●  Irvine, CA 92612  ●  (949) 236-5250  ●  www.bancofcal.com

Banking Officer for Banc of California. “We are committed to working with our customers to ensure a smooth transition to Americas United Bank, which we believe shares our focus and commitment to serving their needs.”

Steven Sugarman, CEO and President of Banc of California, states “We are thrilled to partner with Adriana and Americas United Bank and we hope this transaction will be the beginning of a long and successful relationship between our organizations working toward strengthening the communities we serve.”

Americas United Bank and Banc of California have committed to continue to work together towards meeting the banking needs of underserved communities throughout Los Angeles and Southern California. This will include activities and partnerships between the banks directly and through their CRA affiliates such as Banc of California’s Halo Fund, which seeks to further the commitment between Banc of California, Mayor Antonio Villaraigosa and the California Reinvestment Coalition as made at the recent CGI America conference to give a voice to community leaders in bank CRA activities.

The branches will continue to operate as Banc of California until the transaction is approved and completed. Upon closing of the transaction, the branches will become part of Americas United Bank, and customers can immediately take advantage of banking at any Americas United Bank location. The banks will continue to work together to ensure a smooth transition for the customers they serve. Over the next several weeks, customers will begin receiving communications with additional information to guide them through the process.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) has total assets over $6.0 billion. The Company’s principal subsidiary, Banc of California, N.A., provides banking services and loans serving the diverse needs of private businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices, including 37 full-service branch locations, in California and the West.

About Americas United Bank

Americas United Bank (OTCQB: AUNB) was formed as a commercial bank with a focused niche in the Hispanic marketplace. It was founded by a group of respected and successful business leaders primarily from the Hispanic community and was the second such formed bank in over thirty years. AUB operates as a full-service commercial bank that provides business and personal banking products and services. For more information on the Bank, please visit www.aubank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

BANC OF CALIFORNIA

INVESTOR RELATIONS INQUIRIES:	AMERICAS UNITED BANK
Timothy Sedabres, SVP, Director of Investor Relations (855) 361-2262	Adriana M. Boeka, President and Chief Executive Officer (818) 637-7000

MEDIA INQUIRIES:	INVESTOR RELATIONS INQUIRIES:
Vectis Strategies David Herbst, (213) 973-4113 x101	Jeffrey Pollard (818) 637-7000